Exhibit 99.1
Consent of Director Nominee
GeoVax Labs, Inc.
Atlanta, GA
I hereby consent to being named as a nominee for election as a member of the Board of Directors of GeoVax Labs, Inc. and to the other references to me contained in its Registration Statement on Form S-1 for 40,161,020 shares of common stock, and in any and all amendments and supplements thereto, and to the filing of this consent as an exhibit thereto.

/s/ Harriet L. Robinson
Harriet L. Robinson, Ph.D.
June 5, 2008